UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
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PATRIOT CAPITAL FUNDING, INC.

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Notice of Annual Meeting of Stockholders

To the Stockholders:

The 2008 Annual Meeting of Stockholders of Patriot Capital Funding, Inc. (the “Company” or “Patriot Capital Funding”) will be held at the offices of Edwards Angell Palmer & Dodge LLP, Three Stamford Plaza, 301 Tresser Boulevard, Stamford, Connecticut 06901, on June 24, 2008, at 10:00 A.M. (Eastern Daylight Time) for the following purposes:

1. To elect two (2) Class III directors of the Company who will serve for three (3) years, or until their successors are duly elected and qualified;

2. To ratify the selection of Grant Thornton LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2008;

3. To approve a proposal to authorize the Company to sell shares of its common stock below the then current net asset value per share in one or more offerings;

4. To approve the issuance of shares of restricted stock under the Company’s Employee Restricted Stock Plan;

5. To approve a proposal to authorize the Company to issue securities to subscribe to, convert to, or purchase shares of the Company’s common stock in one or more offerings; and

6. To transact such other business as may properly come before the meeting and any adjournments or postponements.

You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on May 12, 2008. Whether or not you expect to be present in person at the meeting, please sign the enclosed proxy and return it promptly in the envelope provided. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By order of the board of directors,

William E. Alvarez, Jr.
Secretary

Westport, CT
May   , 2008

This is an important meeting. To ensure proper representation at the meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

274 Riverside Avenue
Westport, CT 06880

PROXY STATEMENT
2008 Annual Meeting of Stockholders

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Patriot Capital Funding, Inc. for use at the Company’s 2008 Annual Meeting of Stockholders (the “Meeting”) to be held on June 24, 2008, at 10:00 A.M., (Eastern Daylight Time) at the offices of Edwards Angell Palmer & Dodge LLP, Three Stamford Plaza, 301 Tresser Boulevard, Stamford, Connecticut 06901, and at any adjournments or postponements thereof. This Proxy Statement, the accompanying proxy card, and the Company’s Annual Report to Stockholders for the year ended December 31, 2007, are first being sent to stockholders on or about May   , 2008.

We encourage you to vote your shares, either by voting in person at the Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card, and the Company receives it in time for the Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the Company’s Secretary in writing. Please send your notification to Patriot Capital Funding, Inc., 274 Riverside Avenue, Westport, CT 06880, Attention: Secretary, and submit a properly executed, later-dated proxy or vote in person at the Meeting. Any stockholder of record attending the Meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank, or other institution or nominee (“Broker Shares”), you may vote such shares at the Meeting only if you obtain proper written authority from your institution or nominee and present it at the Meeting.

Purpose of Meeting

At the Meeting, you will be asked to vote on the following proposals:

1. To elect two (2) Class III directors of the Company who will serve for three (3) years, or until their successors are duly elected and qualified;

2. To ratify the selection of Grant Thornton LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2008;

3. To approve a proposal to authorize the Company to sell shares of common stock below the net asset value per share;

4. To approve the issuance of shares of restricted stock under the Company’s Employee Restricted Stock Plan; and

5. To approve a proposal to authorize the Company to issue securities to subscribe to, convert to, or purchase shares of the Company’s common stock; and

6. To transact such other business as may properly come before the meeting and any adjournments or postponements.

Voting Securities

You may vote your shares at the Meeting only if you were a stockholder of record at the close of business on May 12, 2008 (the “Record Date”). On May   , 2008, there were 20,650,455 shares of the Company’s common stock outstanding. Each share of common stock is entitled to one vote.

Quorum Required

A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker Shares for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “Broker Non-Votes” with respect to such proposals) will be treated as shares present for quorum purposes.

If a quorum is not present at the Meeting, the stockholders who are present at the Meeting may adjourn the Meeting until a quorum is present. Any such adjournment will require the affirmative vote of a majority of the shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies for such adjournment to permit the further solicitation of proxies.

Vote Required

Election of Nominee Directors.  The affirmative vote of a majority of the votes cast at the Meeting is required to elect each of the nominees as a director (i.e., the number of shares voted “for” each of the nominees must exceed the number of votes “against” each of the nominees). Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to ratify the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Approval of a Proposal to Authorize the Company to Sell Shares of Its Common Stock Below the Then Current Net Asset Value Per Share.  The affirmative vote of (1) a “majority of the outstanding shares” of common stock entitled to vote at the Meeting; and (2) a “majority of the outstanding shares” of common stock entitled to vote at the Meeting that are not held by affiliated persons of the Company is required to approve this proposal. For purposes of this proposal, the Investment Company Act of 1940, or 1940 Act, defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is the less. Abstentions and Broker Non-Votes will have the effect of a vote against this proposal.

Approval of the Issuance of Shares of Restricted Stock under the Company’s Employee Restricted Stock Plan.  The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to approve this proposal. Abstentions and Broker Non-Votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Approval of Proposal to Authorize Issuance of Securities to Subscribe to, Convert to or Purchase Common Stock.  The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to approve this proposal. Abstentions and Broker Non-Votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Additional Solicitation.  If there are not enough votes to approve any proposals at the Meeting, the stockholders who are present at the Meeting may adjourn the Meeting to permit the further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies for such adjournment to permit the further solicitation of proxies.

Also, a stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing, printing, and mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and the proxy card. The Company has requested that brokers, nominees, fiduciaries, and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone, facsimile transmission, or telegram by directors, officers, or regular employees of the Company (without special compensation therefor). The Company has also retained Georgeson, Inc. to assist in the solicitation of proxies for a fee of approximately $7,000, plus out-of-pocket expenses.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s Secretary.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of May   , 2008, each stockholder who owned more than 5% of the Company’s outstanding shares of common stock, each current director, each nominee for director, the Company’s executive officers, and the directors and executive officers as a group. Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power.

The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in the 1940 Act.

	Number of
Name of	Shares Owned		Percentage
Beneficial Owner	Beneficially(1)		of Class(2)

Stockholders Owning 5% or greater of the Company’s Outstanding Shares
Compass Group Investments, Inc.(3)	1,031,929		5.00%
The Belvedere Building 69 Pitts Bay Road Pembroke, Bermuda
Interested Directors:
Richard P. Buckanavage	611,192	(4)	2.96%
Timothy W. Hassler	605,500	(4)	2.93%
Independent Directors:
Steven Drogin	2,208		*
Mel P. Melsheimer	11,000		*
Dennis C. O’Dowd	2,000		*
Richard A. Sebastiao	8,125		*
Executive Officers:
William E. Alvarez, Jr.	73,267	(4)	*
Matthew R. Colucci	272,156	(4)	1.32%
Clifford L. Wells	67,071	(4)	*
All Directors and Officers as a Group(6)	1,652,519	(5)	8.00%

*	Less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	Based on a total of 20,650,455 shares of the Company’s common stock issued and outstanding on May , 2008.

(3)	Wilton Funding Holdings, LLC is the record holder of all of these shares. Wilton Funding Holdings, LLC is indirectly owned and controlled by Compass Group Investments, Inc. As a result, Compass Group Investments, Inc. may be deemed to beneficially own the shares held by Wilton Funding Holdings, LLC.

Compass Wilton Partners, LP is the sole member of Wilton Funding Holdings, LLC; Concorde Wilton Holdings, LP is the principal limited partner of Compass Wilton Partners, LP; and Navco Management, Inc. is the general partner of Compass Wilton Partners, LP and Concorde Wilton Holdings, LP, and, as a result, each of Compass Wilton Partners, LP, Concorde Wilton Holdings, LP and Navco Management, Inc. may be deemed to beneficially own the shares of common stock held by Wilton Funding Holdings, LLC. Compass Group Investments, Inc. is the sole limited partner of Concorde Wilton Holdings, LP.

Arthur Coady is a director of Navco Management, Inc. and, as a result, may be deemed to beneficially own the shares of common stock held by Wilton Funding Holdings, LLC.

Arthur Coady and each of the entities discussed herein disclaims beneficial ownership of the shares of common stock referred to herein, except to the extent of their pecuniary interest therein.

Information regarding the share ownership was obtained from the Schedule 13G filed by Compass Group Investments, Inc. on August 16, 2006.

(4)	Includes shares of our common stock issuable upon the exercise of options exercisable within 60 days of May , 2008 as follows: Richard P. Buckanavage (546,144 shares), Timothy W. Hassler (543,256 shares), William E. Alvarez, Jr. (69,696 shares), Matthew R. Colucci (264,696 shares) and Clifford L. Wells (64,571 shares).

(5)	Includes 1,488,363 shares of our common stock issuable upon the exercise of options exercisable within 60 days of May , 2008.

(6)	The address for all officers and directors is c/o Patriot Capital Funding, Inc., 274 Riverside Avenue, Westport, CT 06880.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007, with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

				Number of Securities
	Number of			Remaining Available for
	Securities to be			Future Issuance Under
	Issued Upon		Weighted-Average	Equity Compensation Plan
	Exercise of		Exercise Price of	(Excluding Securities
	Outstanding Options		Outstanding Options	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by public stockholders	1,135,181		$11.65	1,208,000
Equity compensation plans not approved by public stockholders	1,301,496	(1)	$14.00	—
Total	2,436,677		$12.91	1,208,000	(2)

(1)	The stock option plan pursuant to which these options were issued or are issuable was approved by our stockholders prior to our initial public offering.

(2)	On February 27, 2008, the board of directors granted options to purchase 800,500 shares of our common stock to our executive officers and employees. The exercise price of these options is $10.91 per share, the closing market price of our common stock on the date of grant.

PROPOSAL 1.

ELECTION OF DIRECTORS

Pursuant to the Company’s restated bylaws, the board of directors may modify the number of members of the board of directors provided that the number of directors will not be fewer than five or greater than eleven and that no decrease in the number of directors shall shorten the term of any incumbent director. Currently, the number of directors is six. Directors are generally elected for a staggered term of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are duly elected and qualified.

The Class III directors, Messrs. Buckanavage and Hassler, have been nominated for re-election for three-year terms expiring in 2011. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

A stockholder can vote for or against each of the nominees or abstain from voting. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominees named below. If a nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person nominated as a replacement. The board of directors has no reason to believe that the persons named will be unable or unwilling to serve.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information about the Directors

Certain information, as of May   , 2008, with respect to the nominees for election at the Meeting, as well as each of the current directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each director and director nominee holds, and the year in which each director and director nominee became a director of the Company.

The business address of each nominee and director listed below is c/o Patriot Capital Funding, Inc., 274 Riverside Avenue, Westport, CT 06880.

Nominees for Class III Directors — Term Expiring 2011

Messrs. Buckanavage and Hassler are interested persons of Patriot Capital Funding under the 1940 Act because they are also officers of Patriot Capital Funding.

Richard P. Buckanavage

Age 44.  Mr. Buckanavage has been a member of our board of directors and our president and chief executive officer since 2003. Prior to joining Patriot Capital Funding, Mr. Buckanavage was a managing director and the head of debt sales at GE Capital Markets, Inc. from 1999 to 2003 where he was responsible for all domestic debt syndication and private placement activities. From 1995 to 1999, Mr. Buckanavage was a senior vice president and midwest region manager for Creditanstalt Corporate Finance, Inc. (“CCFI”). During that time, he was also a senior investment officer at Creditanstalt Small Business Investment Corporation (“CSBIC”), CCFI’s private equity unit that originated and managed a portfolio of non-controlling equity investments. CCFI and CSBIC were a “one-stop” capital source that focused on making investments in middle market companies in conjunction with private equity sponsors. In his capacities at CCFI and CSBIC, Mr. Buckanavage managed a portfolio of senior secured loans, subordinated debt and equity investments in excess of $1.2 billion. While at CSBIC, Mr. Buckanavage was also a member of the board of directors of several of CSBIC’s portfolio companies. His professional experience also includes various business development and portfolio management roles in the leveraged finance groups at Bank of America, and Fleet Bank and its predecessors.

Timothy W. Hassler

Age 39.  Mr. Hassler has been a member of our board of directors since November 2002. He has served as our chief investment officer since March 2008. Prior to such time, he had served as our chief operating officer and chief compliance officer since 2003. Prior to joining Patriot Capital Funding, Mr. Hassler was a director in the capital markets division of U.S. Bank National Association and its predecessors from 1999 to 2002. During that time, he focused on originating, structuring and negotiating senior debt and junior capital investments for middle market leveraged transactions in the manufacturing, distribution, and food and agribusiness industries. From 1991 to 1999, Mr. Hassler worked in a middle market lending group of U.S. Bank National Association and its predecessors, where he was a relationship manager for a more than $200 million portfolio of middle market loans outstanding, with over $500 million of commitments. In this capacity, he was responsible for new business development, portfolio management and underwriting. Mr. Hassler began his career in the training program of U.S. Bank National Association and its predecessors in 1990.

Class I Directors — Term Expiring 2009

All three Class I directors are independent directors for purposes of the 1940 Act.

Steven Drogin

Age 64.  Mr. Drogin has been a member of our board of directors since June 2005. He retired from KPMG LLP in 2003 where he worked for 38 years and served as an audit partner since 1976. From 1992 until he retired, Mr. Drogin was a member of KPMG’s Financial Services Practice. Mr. Drogin is a Certified Public Accountant (“CPA”) and a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs (“NYSSCPA”). He has served on several of NYSSCPA’s committees. From 1990 to 1992, he was the Chairman of the NYSSCPA’s Leasing and Financial Services Companies Committee.

Mel P. Melsheimer

Age 68.  Mr. Melsheimer has been a member of our board of directors since June 2005. Since August 2006, he has served as the chairman of our board of directors. Since January 7, 2005, Mr. Melsheimer has been the president and a director of Linkhorn Capital Advisors, Inc., an entity which is a managing member of Masters Capital Nanotechnology, LLC, a venture capital general partner. From February 1997 to December 2004, Mr. Melsheimer served as the president, chief operating officer and chief financial officer of Harris & Harris Group, Inc., a publicly traded business development company. During his tenure at Harris & Harris Group, Mr. Melsheimer also served as the chief compliance officer, the treasurer and a managing director. From March 1994 to February 1997, he served as a consultant to Harris & Harris Group or as an officer and a director to one of its portfolio companies. From November 1992 to February 1994, he served as executive vice president, chief operating officer and secretary of Dairy Holdings, Inc., a privately-held dairy company.

Richard A. Sebastiao

Age 60.  Mr. Sebastiao has been a member of our board of directors since June 2005. In December 1989, he founded RAS Management Advisors, Inc. and its predecessors (“RAS Management”), a crisis management and turnaround firm, and served as its president from such time until January 2008. While president of RAS Management, Mr. Sebastiao also served, on an interim basis, as the chief restructuring officer and/or chief executive officer and a director of several entities which retained RAS Management in connection with their restructurings. In January 2008, he sold substantially all of the assets of RAS Management to RAS Management Advisors, LLC, an entity newly formed by certain former associates of RAS Management to carry on the business formerly conducted by RAS Management, and has served as a consultant to such newly formed entity since such time. Since February 2003, Mr. Sebastiao has also served on the board of directors of ATC Associates, Inc., an environmental consulting firm. Since December 2005, he has served on the board of directors of CDI Holding Corp., a holding company for a regional chain of drug stores and convenience stores. Mr. Sebastiao is a member of the Turnaround Management Association and the American Bankruptcy Institute.

Class II Directors — Term Expiring 2010

Mr. O’Dowd is an independent director for purposes of the 1940 Act.

Dennis C. O’Dowd

Age 58.  Mr. O’Dowd has been a member of our board of directors since June 2005. He has been a financial and business consultant since 1980 and maintains an active portfolio in timber and real estate. From 1983 to 2000, Mr. O’Dowd also served in various capacities, including chief executive officer, of the U.S. branch and related financial and investment companies of Creditanstalt Bankverein, an Austrian-based financial institution, which later merged with Bank Austria. Prior to joining Creditanstalt Bankverein, Mr. O’Dowd worked at Nederlandsche Middenstandsbank from 1979 to 1983, Fidelity Bank from 1977 to 1979 and began his banking career at Chemical Bank in 1970.

CORPORATE GOVERNANCE

Director Independence

In accordance with rules of the Nasdaq Global Select Market, our board of directors annually determines each director’s independence. We do not consider a director independent unless the board of directors has determined that he or she has no material relationship with us. We monitor the status of our directors and officers through the activities of our nominating and corporate governance committee and through a questionnaire each director completes no less frequently than annually and updates periodically as information provided in the most recent questionnaire changes.

In order to evaluate the materiality of any such relationship, the board of directors uses the definition of director independence set forth in the rules promulgated by the Nasdaq Global Select Market. Rule 4200(a)(15)(G) provides that a director of a business development company, or BDC, shall be considered to be independent if he or she is not an “interested person” of the BDC as defined in Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defined an “interested person” to include, among other things, any person who has, or within the past two years had, a material business or professional relationship with the BDC.

The board of directors has determined that each of the directors is independent and has no relationship with us, except as a director and stockholder, with the exception of Messrs. Buckanavage and Hassler, who are interested persons of the Company due to their positions as our officers of the Company.

Committees of the Board of Directors

The board of directors of the Company has established an executive committee, an audit committee, a compensation committee, a valuation committee, and a nominating and corporate governance committee. The audit committee, the compensation committee and the nominating and corporate governance committee each operate pursuant to a committee charter. The charter of each committee is available on the Company’s web site at www.patcapfunding.com in the Corporate Governance section.

During 2007, the board of directors of the Company held seven board meetings and 12 committee meetings. All directors attended at least 75% of the aggregate number of meetings of the board and of the respective committees on which they served. The Company expects each of its directors to make a diligent effort to attend all board and committee meetings, as well as the annual meeting of stockholders. Each of the directors was present at the Company’s 2007 Annual Meeting of stockholders.

The Executive Committee.  The executive committee exercises those rights, powers, and authority that the board of directors from time to time grants to it, except where action by the board is required by statute, an order of the SEC, or the Company’s restated certificate of incorporation or restated bylaws. The members of the executive committee are Messrs. Buckanavage, Hassler and O’Dowd. The executive committee did not meet during 2007.

The Valuation Committee.  The valuation committee is responsible for reviewing and approving for submission to our board of directors, in good faith, the fair value of all of our debt and equity securities for which current market values are not readily available. The valuation committee met four times during 2007. The members of the valuation committee are Messrs. O’Dowd, Melsheimer and Sebastiao, each of whom is independent for purposes of the 1940 Act and the Nasdaq Global Select Market corporate governance listing standards. Mr. Sebastiao serves as the chairman of the valuation committee.

The Audit Committee.  The audit committee is responsible for selecting our independent accountants, reviewing the plans, scope and results of the audit engagement with our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls. The audit committee met five times during 2007. The members of the audit committee are Messrs. Melsheimer, Sebastiao and Drogin, each of whom is independent for purposes of the 1940 Act and the Nasdaq Global Select Market corporate governance listing standards. Mr. Melsheimer serves as the chairman of the audit committee. Our board of directors has determined that Mr. Melsheimer is an “audit committee financial expert” as defined under SEC rules.

The Compensation Committee.  The compensation committee determines the total compensation of our executive officers including the amount of salary and bonus for each of our executive officers. The compensation committee met twice during 2007. The members of the compensation committee are Messrs. Sebastiao, O’Dowd and Drogin, each of whom is independent for purposes of the 1940 Act and the Nasdaq Global Select Market corporate governance listing standards. Mr. O’Dowd serves as the chairman of the compensation committee. See “Executive Compensation-Compensation Discussion and Analysis” for additional information regarding the compensation committee.

Compensation Committee Interlocks and Insider Participation.  None of the members of the compensation committee are current or former officers or employees of the Company. None of the members of the compensation committee has any relationship required to be disclosed under this caption under the rules of the SEC.

The Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is responsible for identifying, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on our board of directors or a committee of the board and overseeing the evaluation of the board of directors and our management. The nominating and corporate governance committee met once during 2007. In February 2008, the nominating and corporate governance committee met to discuss, among other things, nominating the directors for election by our stockholders at this Meeting. The members of the nominating and corporate governance committee are Messrs. Melsheimer, O’Dowd and Drogin, each of whom is independent for purposes of the 1940 Act and the Nasdaq Global Select Market corporate governance listing standards. Mr. Drogin serves as the chairman of the nominating and corporate governance committee.

The nominating and corporate governance committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with our restated bylaws and any other applicable law, rule or regulation regarding director nominations. Stockholders may submit candidates for nomination for our board of directors by writing to: Board of Directors, Patriot Capital Funding, Inc. 274 Riverside Avenue, Westport, CT 06880. When submitting a nomination to us for consideration, a stockholder must provide certain information about each person whom the stockholder proposes to nominate for election as a director, including: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment or the person; (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the persons; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. Such notice must be accompanied by the proposed nominee’s written consent to be named as a nominee and to serve as a director if elected.

In evaluating director nominees, the nominating and corporate governance committee considers the following facts:

•	the appropriate size and composition of our board of directors;

•	our needs with respect to the particular talents and experience of our directors;

•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of our board of directors;

•	the capacity and desire to serve as a member of our board of directors and to represent the balance, best interests of our stockholders as a whole;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic addition of the fresh perspective provided by new members.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings us a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in our best interests and those of our stockholders. The nominating and corporate governance committee also believes it appropriate for certain key members of our management to participate as members of the board of directors.

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. If any member of the board of directors does not wish to continue in service or if the nominating and corporate governance committee or the board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the nominating and corporate governance committee and board of directors are polled for suggestions as to individuals meeting the criteria of the nominating and corporate governance committee. Research may also be performed to identify qualified individuals. We have not engaged third parties to identify or evaluate or assist in identifying potential nominees to the board of directors.

Communication with the Board of Directors

Stockholders with questions about the Company are encouraged to contact Patriot Capital Funding’s Secretary. However, if stockholders feel their questions have not been addressed, they may communicate with the Company’s board of directors by sending their communications to Patriot Capital Funding, Inc., Board of Directors, c/o Secretary, 274 Riverside Avenue, Westport, CT 06880. All stockholder communications received by our Secretary in this manner will be delivered to one or more members of the board of directors.

Code of Business Conduct and Ethics

Each executive officer as well as every employee of the Company is subject to the Company’s code of business conduct and ethics, a copy of which is available on the Company’s website at www.patcapfunding.com in the Corporate Governance section.

Information about Executive Officers

The following information, as of May   , 2008, pertains to the Company’s executive officers who are not directors of the Company.

William E. Alvarez, Jr.

Age 54.  Mr. Alvarez serves as our executive vice president, chief financial officer and secretary. Prior to joining Patriot Capital Funding in December 2004, Mr. Alvarez was an executive financial consultant at Trans-Lux Corporation, a public media and communication company, from February 2003 to December 2004. During that period, he was responsible for operations restructuring, SEC reporting and compliance with the Sarbanes-Oxley Act of 2002. From 2001 to 2003, Mr. Alvarez was employed by Bond Technologies, Inc., a privately-held professional technology consulting services firm, as chief financial officer. From 1998 to 2001, Mr. Alvarez was employed by Dynax Solutions, Inc., a privately-held professional technology consulting services firm, as chief financial officer. Prior to 1998, Mr. Alvarez held financial officer positions with other companies. Mr. Alvarez began his career at Deloitte & Touche, LLP where he was primarily responsible for servicing financial services companies. Mr. Alvarez is a Certified Public Accountant.

Clifford L. Wells

Age 52.  Mr. Wells has served as our executive vice president since December 2004 and our chief compliance officer since March 2008. He had previously served as our chief investment officer from December 2004 until March 2008. Prior to joining Patriot Capital Funding in 2004, Mr. Wells was senior vice president — credit risk/portfolio management at the US branch of Abbey National Treasury Services from 2002 to 2004. In that role, he provided credit analysis for middle market leveraged transactions, managed risks associated with a loan portfolio of distressed assets and provided day-to-day risk management of an oil and natural gas loan portfolio of nearly $1 billion. From 1996 to 2002, Mr. Wells served as senior vice president and northeast/mid-atlantic region manager for Creditanstalt Corporate Finance, Inc., a “one-stop” capital source that focused on making investments in middle market companies in conjunction with private equity sponsors, where he was responsible for all facets of the deal process including sourcing, structuring, closing and managing of senior and junior capital opportunities for middle market cash-flow transactions. He was also involved in implementing appropriate strategies for a portfolio of underperforming investments. His professional background also includes lending positions with Heller Financial, Inc., US West Financial Services, Inc. and GATX Capital Corporation. He started his career as an auditor with Arthur Andersen & Company. Mr. Wells is a Certified Public Accountant.

Matthew R. Colucci

Age 36.  Mr. Colucci has served as our executive vice president since December 2003 and a managing director since April 2006. Prior to joining Patriot Capital Funding in December 2003, Mr. Colucci was a vice president in GE’s Merchant Banking Group (and with its predecessor, Heller Financial, Inc.) from 1998 to 2003. During that period, he was responsible for originating, structuring, underwriting and monitoring both senior and junior capital investments in middle market leveraged transactions. From 1996 to 1998, Mr. Colucci was a senior associate in the Corporate Finance Group of Bayerische Landesbank, a German commercial bank. He began his career in 1994 as a bond analyst for The Aetna Casualty & Surety Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer, as well as the other individuals included in the Summary Compensation Table on page 21 herein, are referred to as the “named executive officers.”

Overview of Compensation Program

The compensation committee of our board of directors is responsible for establishing and evaluating our policies governing the compensation of our executive officers, including our named executive officers. The compensation committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

Compensation Objectives

Our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executive officers in the highly competitive business development company/private equity industries;

•	Motivate and reward executive officers whose knowledge, skills, performance and private equity sponsor relationships are critical to our success;

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value, including dividends payable in connection with ownership of common stock, and rewarding executive officers when stockholder value increases;

•	Compensate our executive officers to manage our business to meet our long-range goals;

•	Ensure fairness among the executive officers by recognizing the contributions each executive officer makes to our success; and

•	Provide a competitive compensation package which is weighted towards pay for performance.

Role of Others in Compensation Decisions

The compensation committee makes all of the decisions with respect to the compensation received by our executive officers. The compensation committee meets outside the presence of all of our executive officers to consider appropriate compensation for our president and chief executive officer, including his salary, annual cash bonus and grants of long-term equity incentive awards. For all other executive officers, the compensation committee meets outside the presence of all executive officers except for our president and chief executive officer. Mr. Buckanavage, our president and chief executive officer, annually reviews each other executive officer’s performance with the compensation committee and makes recommendations to the compensation committee with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards for all executive officers, excluding himself. Based in part on these recommendations from our president and chief executive officer and other considerations, the compensation committee approves the annual compensation package of our executive officers other than our president and chief executive officer.

Although the compensation committee had not previously retained a compensation consultant to review our policies and procedures with respect to executive compensation, it has recently made the decision to engage a compensation consultant sometime during 2008 to study the level and structure of compensation paid to our named executive officers as compared to other internally managed business development companies, private equity firms and specialty finance companies (both public and private) and, upon a review of such study, the compensation committee may revise our compensation program for our named executive officers. In addition, the compensation committee has informally considered the competitive market practices with respect to the salaries and total compensation paid by other internally managed business development companies to their executive officers. In this regard, the compensation committee has periodically reviewed annual reports on Form 10-K and proxy statements of other internally managed business development companies.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for our named executive officers were:

•	Annual base salary;

•	Annual cash bonus;

•	Long-term equity incentive compensation; and

•	Other benefits.

Base Salary

Base salary is designed to attract and retain experienced executive officers who will advance the achievement of our goals. While the initial base salary for our executive officers was determined by an assessment of competitive market levels and is included as part of the employment agreement we have or had with each of our named executive officers, the factors used in determining increases in base salary include individual performance, changes in role and/or responsibility and changes in the competitive market environment. The compensation committee determines the base salary for each executive officer on an annual basis.

Annual Cash Incentive Bonus

The annual cash bonus is designed to reward those executive officers that have contributed to the achievement of, or achieved certain corporate and individual performance objectives and have helped to contribute to the achievement of certain of our long-term objectives. The annual cash bonus is determined by the compensation committee on a discretionary basis. For 2007, each named executive officer was eligible for bonuses ranging from 25% to 175% of their base salary, pursuant to employment agreements between us and the named executive officer. The compensation committee, in its sole discretion, may award bonuses that exceed these ranges if it believes that the performance of the named executive officer during the given year merits such a bonus.

Long-Term Equity Incentive Compensation

We award long-term equity incentive awards to executive officers, including the named executive officers, as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive officers to the interests of our stockholders. The compensation committee reviews and approves the amount of each award to be granted to each named executive officer. Long-term equity incentive awards are made pursuant to the Patriot Capital Funding, Inc. Amended Stock Option Plan, which we refer to as our stock option plan.

Our long-term equity incentive is currently in the form of options to acquire our common stock. Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price for a period of up to ten years under the stock option plan. Stock options are granted under the stock option plan at a price not less than the prevailing market value at the time of grant and will have realizable value only if our stock price increases. Stock options are earned on the basis of continued service to us and vest over a period of three years from the grant date.

The compensation committee will determine the amount and features of the stock options, if any, to be awarded to executive officers. The compensation committee will evaluate a number of criteria, including the past service of each such executive officer to us, the present and potential contributions of such executive officer to our success and such other factors as the compensation committee shall deem relevant in connection with accomplishing the purposes of the stock option plan, including the executive officer’s current stock holdings, years of service, position with us and other factors. The compensation committee will not apply a formula assigning specific weights to any of these factors when making its determination.

On March 25, 2008, we received an exemptive order from the SEC to permit us to issue restricted shares of our common stock under an employee restricted stock plan as part of the compensation packages for certain of our employees, including our named executive officers. A proposal to authorize us to issue restricted shares under our Employee Restricted Stock Plan is described under the caption “Proposal 4: Approval to Issue Shares of the Company’s Restricted Stock under the Employee Restricted Stock Plan” elsewhere in this Proxy Statement. We believe that the particular characteristics of our business, the dependence we have on key personnel to conduct our business effectively and the highly competitive environment in which we operate require the use of equity-based compensation for our personnel in the form of restricted stock.

In particular, we believe restricted stock motivates performance that is more consistent with the type of return expectations that we have established for our stockholders. In this regard, as a business development company that has elected to be treated as a regulated investment company under the Internal Revenue Code, we are required to (i) distribute, with respect to each taxable year, at least 90% of our investment company taxable income in order to deduct any amounts (including net capital gains) distributed (or deemed distributed) to stockholders and (ii) distribute, with respect to each calendar year, (actually or on a deemed basis) at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We will incur corporate-level tax on any taxable income or gains earned or realized in a taxable year and not distributed with respect to such year. As a result, because we intend to distribute substantially all of our income to our stockholders in connection with our election to be treated as a regulated investment company, the shares of our common stock will appreciate modestly over time since earnings are distributed currently and not accumulated. Thus, the primary return for our stockholders is in the form of current income through the payment of dividends rather than capital appreciation through a rising stock price. This recurring distribution requires a methodical asset acquisition approach and active monitoring and management of our investment portfolio over time. A meaningful part of our employee base is dedicated to the maintenance of asset values and expansion of this recurring revenue to support and grow dividends.

The implications of our business model for the analysis of using restricted stock versus using other forms of equity-based compensation, such as stock options, are relatively clear. Restricted stock has value upon grant while the value of stock options is dependent on stock price increases over the strike price. Holders of restricted stock, over time, become owners of the stock with a vested interest in value maintenance and, importantly in our case, the income stream from the payment of dividends. These interests are completely aligned with those of our stockholders. Stock option holders only earn compensation if the stock price increases and do not benefit from dividends or valuation protection, two concepts that have high priority for our stockholders.

Other Benefits

Retirement Benefits

We maintain a 401(k) plan in which all full-time employees, including our named executive officers, who are at least 21 years of age and have one year of service are eligible to participate. We provide this plan to help our employees save some portion of their cash compensation for retirement in a tax efficient manner. We do not provide an option for our employees to invest in our stock in the 401(k) plan.

In 2007, we contributed up to 4% (1% of which was discretionary) of the lesser of (i) each participant’s eligible compensation for the year and (ii) $225,000, to each participant’s plan account on the participant’s behalf, which was fully vested at the time of the contribution. The compensation committee makes the determination of whether to provide the 1% discretionary contribution to a participant’s plan account on the participant’s behalf.

Health and Welfare Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, term life and disability insurance. In addition, we paid the premiums during 2007 for whole life and disability insurance for Messrs. Buckanavage and Hassler, and term life and group disability insurance for Messrs. Alvarez, Colucci and Wells.

Employment Agreements, Severance Benefits and Change in Control Provisions

We have employment agreements in effect with all of our named executive officers, other than Mr. Wells. We had an employment agreement with Mr. Wells that expired un-renewed in December 2007. We entered into these agreements with our named executive officers to ensure that they would perform their respective roles with us for an extended period of time. In addition, we also considered the critical nature of each of their positions and our need to retain them when we committed to these agreements.

The terms “good reason,” “cause” and “change in control” are defined in the employment agreements of our named executive officers and are summarized below.

“Good reason” means that, without the named executive officer’s written consent, any of the following events occurs:

•	a material reduction in the duties and responsibilities of the executive;

•	a material and adverse change in the executive’s titles or offices with the company;

•	a reduction in the executive’s salary or bonus opportunity, as prescribed by the employment agreement, unless the Company is implementing an overall general salary reduction affecting all employees;

•	a requirement that the executive be relocated more than 50 miles from the Company’s office; or

•	the failure of a purchaser of the Company or the successor to the obligations of the employment agreement to honor the terms of the employment agreement.

“Cause” refers to:

•	the executive’s willful and continued failure to perform substantially his duties with the Company after a written demand for substantial performance is delivered by the Company;

•	the executive’s willfully engaging in illegal conduct or gross misconduct materially injurious to the Company;

•	the executive’s ineligibility to serve as an executive officer pursuant to Section 9 of the 1940 Act; or

•	the executive’s conviction of a felony or crime of moral turpitude.

“Change in Control” includes a variety of events, including significant changes in our stock ownership, a merger and consolidation of the Company, and the sale and disposition of all or substantially all of the Company’s assets.

Employment Agreements with Messrs. Buckanavage and Hassler

In August 2005, we entered into employment agreements with Messrs. Buckanavage and Hassler that provide for a three-year term. Pursuant to the employment agreements, if the executive officer’s employment is terminated by such executive officer without “good reason” (as defined above) or due to death or a disability, the executive officer or his beneficiary would be entitled to receive, among other things, his accrued but unpaid base salary, bonuses, reimbursable expenses and benefits. In addition, if the executive officer’s employment is terminated due to death or disability, the executive officer or his beneficiary will be entitled to receive an amount equal to a pro rata portion (based on length of service during the year in which the executive officer terminated employment) of his average bonus during the term of the agreement, paid in a lump sum. Furthermore, in the case of termination of employment due to death, the executive officer’s beneficiary will be entitled to an amount equal to between one and one and one-half times the sum of his annual base salary in the current year and his average bonus during the term of the agreement, paid in a lump sum.

If either of Messrs. Buckanavage and Hassler terminates his employment for good reason, or if we terminate his employment other than for “cause” (as defined above), he will be entitled to receive, among other things, an amount equal to between one and one and one-half times the sum of his annual base salary in the then current year and his average bonus during the term of the agreement, paid over one to one and one-half years in monthly installments. In addition, the executive officer will be entitled to receive an amount equal to a pro rata portion (based on length of service during the year in which the executive officer terminated employment) of his average bonus during the term of the agreement. Moreover, he will be entitled to receive his accrued but unpaid base salary, bonuses, reimbursable expenses and benefits. He will also be entitled to receive benefits under any group health and life insurance for up to one and one-half years after termination. Finally, the executive officer’s options shall become fully vested upon termination.

If the executive officer terminates his employment for any reason in the seven month period after a “change in control” (as defined above), the executive officer will be entitled to receive the amounts and benefits set forth in the immediately preceding paragraph. If the executive officer terminates his employment for good reason (for this purpose only, the term good reason has a slightly modified meaning under the employment agreements), or if we terminate the executive officer’s employment without cause within one year following a change in control, the executive officer will be entitled to receive an amount equal to three times the sum of his annual base salary in the then current year and his average bonus during the term of the agreement, paid over three years in monthly installments. In addition, the executive officer will be entitled to receive an amount equal to a pro rata portion (based on length of service during the year in which the executive officer terminated employment) of his average bonus during the term of the agreement. Moreover, the executive officer will be entitled to receive his accrued but unpaid base salary, bonuses, reimbursable expenses and benefits. The executive officer will also be entitled to receive benefits under any group health and life insurance for up to three years after termination. In addition, upon change in control, regardless of whether the executive officer terminates employment, the executive officer’s options will become fully vested.

For a period of one year after an executive officer’s termination of employment for any reason, each of the above-described employment agreements prohibit such executive officer from soliciting any of our employees, portfolio companies and certain prospective clients. For this same time period, each of the above-described employment agreements also prohibit each of the executive officers from engaging in any business activity that competes with us within certain geographic boundaries. The employment agreements also require that each of the executive officers protect our confidential information. Finally, each executive officer will be required to enter into an agreement with us that provides for a general release of all legal claims that are or may be held by each such executive officer against us in order for such officer to receive any severance and change in control payments pursuant to the employment agreements.

Employment Agreements with Messrs. Alvarez and Colucci

In August 2007, we entered into a two-year employment agreement with Mr. Alvarez. In December 2005, we entered into a three-year employment agreement with Mr. Colucci.

Pursuant to the employment agreements, if the executive officer’s employment is terminated by such executive officer without “good reason” (as defined above) or due to death or a disability, the executive officer or his beneficiary would be entitled to receive, among other things, his accrued but unpaid base salary, bonuses, reimbursable expenses and benefits. In addition, if the executive officer’s employment is terminated due to death or a disability, the executive officer or his beneficiary will be entitled to receive an amount equal to a pro rata portion (based on length of service during the year in which the executive officer terminated employment) of his average bonus for the prior two years, in the case of Mr. Alvarez, or his average bonus during the term of the agreement, in the case of Mr. Colucci, in each case paid in a lump sum. Furthermore, in the case of termination of employment due to death, the executive officer’s beneficiary will be entitled to an amount equal to one-half of the sum of his annual base salary in the current year and his average bonus during the term of the agreement, paid in a lump sum.

If the executive officer’s employment is terminated for good reason, or if we terminate his employment other than for “cause” (as defined above), he will be entitled to receive, among other things, an amount equal to the sum of, in the case of Mr. Alvarez, his annual base salary in the then current year and his average bonus for the prior two years, paid in equal monthly installments, or in the case of Mr. Colucci, his annual base salary in the then current year and his average bonus during the term of the agreement, paid in equal monthly installments, except that the first six months of installments will be paid in a single lump sum six months after Mr. Colucci’s termination of employment, and the remaining installments paid monthly thereafter. In addition, the officer will be entitled to receive a lump sum amount equal to a pro rata portion (based on length of service during the year in which the executive officer terminated employment) of his average bonus during the term of the agreement. Moreover, each officer will be entitled to receive his accrued but unpaid base salary, bonuses, reimbursable expenses and benefits. Mr. Alvarez will also be entitled to receive employer paid benefits under any group health and life insurance for up to 12 months after termination and Mr. Colucci will be entitled to receive such benefits for up to 18 months after termination. Finally, the executive officer’s options shall become fully vested upon termination.

For a period of one year after an executive officer’s termination of employment for any reason, each of the above-described employment agreements prohibit such executive officer from soliciting any of our employees, portfolio companies and certain prospective clients. For this same time period, each of the above-described employment agreements also prohibit each of the executive officers from engaging in any business activity that competes with us within certain geographic boundaries. The employment agreements also require that each of the executive officers protect our confidential information. Finally, each executive officer will be required to enter into an agreement with us that provides for a general release of all legal claims that are or may be held by each such executive officer against us in order for such officer to receive any severance and change in control payments pursuant to the employment agreements.

Severance Benefits and Change in Control Provisions

The rationale behind providing a severance package in certain events is to attract talented executive officers who are assured that they will not be financially injured if they physically relocate and/or leave another job to join us but are forced out through no fault of their own and to insure that our business is operated and governed for our stockholders by a management team, and under the direction of a board of directors, who are not financially motivated to frustrate the execution of a change-in-control transaction.

The table below summarizes the maximum termination and change in control amounts that would be payable to our named executive officers under each of their employment agreements if the employment agreement of each had terminated on December 31, 2007. The table does not include the dollar value of vested but unexercised stock options as of December 31, 2007. The footnotes to the table describe the assumptions used in estimating the amounts set forth in the table. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the named executive officer’s separation from the Company.

Termination
			Termination		by Us Within
			for Good	Termination	1 Year of
			Reason by	by Named	Change in
			Named	Executive	Control
			Executive	Officer	Without
			Officer or	Within Seven	Cause or
			We Terminate	Months	by Named
	Termination	Termination	Employment	After a	Executive
	Due to	Due to	Other Than for	Change in	Officer for
Name	Disability	Death	Cause	Control	Good Reason

Richard P. Buckanavage	$496,667	$1,562,085	$1,874,852	$1,874,852	$2,523,950
William E. Alvarez, Jr.	$211,250	$668,195	$722,856	n/a	n/a
Timothy W. Hassler	$453,333	$1,431,666	$1,736,945	$1,736,945	$2,336,041
Matthew R. Colucci	$258,333	$625,000	$872,423	n/a	n/a

(1)	Assumes that the amount of the accrued, but unpaid bonus is equal to the average bonus paid during the term of the employment agreement for each named executive officer.

(2)	For stock options, the dollar value is calculated for “in-the-money” options by multiplying the number of options that vest upon the change in control by the difference between $10.09, the closing price of the Company’s common stock on December 31, 2007, and the option exercise price.

Impact of Regulatory Requirements

We are an internally managed closed-end, investment company that has elected to be treated as a business development company under the 1940 Act. The 1940 Act places significant limitations on the structure of our compensation programs. For example, the 1940 Act prohibits us from simultaneously maintaining a stock option plan (or other form of equity compensation) and a profit sharing arrangement. Because we have adopted a stock option plan, we are limited as to the type of compensation arrangements that can be utilized in order to attract, retain and motivate employees.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

2007 Compensation Determination

We believe that the total compensation paid to our named executive officers for the fiscal year ended December 31, 2007 achieves the overall objectives of our executive compensation program. In accordance with our overall objectives, executive compensation for 2007 was competitive with other similarly-sized, internally managed business development companies and was weighted more heavily to pay for performance.

Determination of Annual Base Salary

The compensation committee annually reviews the base salary for each of our executive officers, including our named executive officers, and determines whether or not to increase it in its sole discretion. Increases to base salary are awarded to recognize an executive officer for assuming additional responsibilities and his/her related performance, to address changes in the external competitive market for a given position and to achieve an appropriate competitive level due to a promotion to a more senior position.

Mr. Buckanavage was paid an annual base salary of $379,167 for 2007, an increase of 12% over his 2006 annual base salary. This increase was made to recognize Mr. Buckanavage’s leadership which enabled us to achieve the majority of our operational and financial objectives in 2007, as well as the completion of two additional follow-on equity offerings in January and September 2007 and his guidance in successfully deploying the proceeds from such offerings during the year.

Mr. Alvarez was paid an annual base salary of $241,667 for 2007, an increase of 21% over his 2006 annual base salary. This increase was made to reward Mr. Alvarez for his contributions toward achievement of our financial objectives which included oversight of a growing finance and accounting department. The increase also reflects the competitive employment environment for finance and accounting professionals with significant experience in 1940 Act and business development company accounting and finance regulations and procedures.

Mr. Hassler was paid an annual base salary of $350,000 for 2007, an increase of 3% over his 2006 annual base salary. This increase recognizes Mr. Hassler’s contributions toward the achievement of our overall objectives and his specific contributions managing our debt funding relationships and our loan administration process.

Mr. Colucci was paid an annual base salary of $196,875 for 2007, an increase of 10% over his 2006 annual base salary. This increase recognizes Mr. Colucci’s contribution toward achieving the majority of our investment growth targets and portfolio credit metrics. His contacts and relationships in the private equity community were significant contributors to the overall investment team’s success.

Mr. Wells was paid an annual base salary of $220,500 for 2007, an increase of 7% over his 2006 annual base salary. This increase was made to reward Mr. Wells for his continued efforts managing critical aspects of our portfolio underwriting and management process. His oversight contributed to the achievement of our portfolio credit metric targets.

Determination of Annual Cash Incentive Bonus

We have employment agreements in effect with each of our named executive officers, other than Mr. Wells. We had an employment agreement with Mr. Wells that expired un-renewed in December 2007. Each of these employment agreements provide or provided that each of our named executive officers is entitled to receive a discretionary annual cash bonus determined by the compensation committee. The bonus ranges for each of our named executive officers is presented below as well as the actual percentage of bonuses paid as compared to the salary paid in 2007 for each of our named executive officers. The compensation committee, in its sole discretion, may award bonuses that exceed these ranges if it believes that the performance of the named executive officer during the given year merits such a bonus.

			Actual% of
	Base Performance	Highest Performance	2007 Salary
Named Executive Officer	% of 2007 Salary	% of 2007 Salary	Awarded

Richard P. Buckanavage	50%	175%	175%
William E. Alvarez, Jr.	50%	125%	105%
Timothy W. Hassler	50%	175%	168%
Matthew R. Colucci	50%	150%	170%
Clifford L. Wells	25%	75%	90%

The compensation committee considered performance achievements in the determination of bonuses for fiscal 2007, including company performance, based upon a comparison of actual performance to budgeted performance, and the personal performance of each individual. The performance goals used for determining the bonuses for named executive officers included, among other, the following:

•	Maintaining appropriate dividend payouts to stockholders;

•	Maintaining the highest ethical standards, internal controls and adherence to regulatory requirements;

•	Maintaining portfolio credit quality and improving overall portfolio performance; and

•	Maintaining a diversified portfolio, including the extent to which the Company’s portfolio of investments is concentrated within particular industries.

Mr. Buckanavage was paid an annual cash bonus of $675,000 for 2007, an increase of 45% over his 2006 annual cash bonus. This increase reflects Mr. Buckanavage’s leadership in 2007 which enabled us to achieve the majority of our operational and financial objectives, two successful follow-on equity offerings, the prudent deployment of the proceeds from those offerings, and the resulting growth in distributions paid to our shareholders.

Mr. Alvarez was paid an annual cash bonus of $287,500 for 2007, an increase of 113% over his 2006 annual cash bonus. This increase reflects Mr. Alvarez’s role leading our finance accounting department in an increasingly more complex regulatory environment. The increase is also reflected of the competitive employment environment for finance and accounting professionals with deep understanding of 1940 Act and business development accounting regulations and procedures.

Mr. Hassler was paid an annual cash bonus of $587,500 for 2007, an increase of 39% over his 2006 annual cash bonus. This increase rewards Mr. Hassler for his contributions to the achievement of certain of our financial objectives primarily related to his initiatives to increase the commitment under, and lower the cost of, our existing debt facility.

Mr. Colucci was paid an annual cash bonus of $375,000 for 2007, an increase of 67% over his 2006 annual cash bonus. This increase recognizes Mr. Colucci’s efforts leading our investment staff that exceeded 2006 capital deployment growth by nearly 20% in 2007 and resulted in net portfolio growth by December 31, 2007 of almost 80% as compared to December 31, 2006.

Mr. Wells was paid an annual cash bonus of $200,000 for 2007, an increase of 74% over his 2006 annual cash bonus. This increase reflects Mr. Wells’ substantial contributions in the area of portfolio underwriting and valuation. The increase also rewards him for leading our syndicated debt initiative that he commenced in late 2006.

Determination of Long-Term Equity Incentive Compensation

The named executive officers’ employment agreements entitle them to participate in our stock option plan. See “Grants of Plan-Based Award Tables” below for information regarding the grant of stock options to our named executive officers in 2007. On February 23, 2007, we awarded the following number of options to our named executive officers: 50,031 to Mr. Buckanavage; 45,100 to Mr. Hassler; 34,250 to Mr. Colucci; 27,300 to Mr. Alvarez; and 15,500 to Mr. Wells. These options were issued with an exercise price equal to

$14.38, which was the closing price of our common stock on the Nasdaq Global Select Market on such date. The options vest over three years at a rate of 1/36th per month.

On February 27, 2008, we awarded the following number of options to our named executive officers: 170,000 to Mr. Buckanavage; 160,000 to Mr. Hassler; 130,000 to Mr. Colucci; 75,000 to Mr. Alvarez; and 72,500 to Mr. Wells. These options were issued with an exercise price of $10.91 per share, which was the closing price of our common stock on the Nasdaq Global Select market on such date. The options vest over three years at a rate of 1/36th per month.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the “Compensation Disclosure and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

THE COMPENSATION COMMITTEE

Dennis C. O’Dowd, Chairman
Steven Drogin
Richard A. Sebastiao

Summary Compensation Table

The following table sets forth compensation that we paid during the fiscal years ended December 31, 2007 and 2006 to our named executive officers in each capacity in which each named executive officer served. Certain of our named executive officers served as both officers and directors.

Name and Principal					All Other
Position	Year	Salary	Bonus	Option Awards(1)	Compensation(2)	Total

Richard P. Buckanavage	2007	$379,167	$675,000	$232,539	$42,797	$1,329,503
President, Chief	2006	$339,583	$465,000	$186,072	$39,756	$1,030,411
Executive Officer
and Director
William E. Alvarez, Jr.	2007	$241,667	$287,500	$29,612	$11,867	$570,646
Executive Vice	2006	$200,000	$135,000	$18,239	$11,379	$364,618
President, Chief
Financial Officer
and Secretary
Timothy W. Hassler	2007	$350,000	$587,500	$231,183	$39,896	$1,208,579
Chief Investment	2006	$339,583	$422,500	$186,072	$38,992	$987,147
Officer and Director(3)
Matthew R. Colucci	2007	$216,667	$375,000	$111,731	$10,204	$713,602
Executive Vice	2006	$196,875	$225,000	$82,092	$9,810	$513,777
President and
Managing Director
Clifford L. Wells	2007	$220,500	$200,000	$27,220	$13,397	$461,117
Executive Vice	2006	$206,333	$115,000	$18,239	$12,533	$352,105
President and Chief
Compliance Officer(4)

(1)	The amounts in this column reflect the dollar value recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R) of awards pursuant to the Company’s stock option plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2007 are included in Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 4, 2008. The assumptions used in the calculation of this amount for the fiscal year ended December 31, 2006 are included in Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2007.

(2)	The amounts in this column represent employer contributions to the Company’s 401(k) retirement plan for each of the named executives. For the year ended December 31, 2007, these amounts represented: whole life and disability insurance premiums for Messrs. Buckanavage and Hassler in the amount of $33,797 and $30,896, respectively; and term life and disability insurance premiums for Messrs. Alvarez, Colucci and Wells in the amount of $2,867, $1,204 and $4,397 respectively, paid in each case by us. For the year ended December 31, 2006, these amounts represented: whole life and disability insurance premiums for Messrs. Buckanavage and Hassler in the amount of $30,956 and $30,192, respectively; and term life and disability insurance premiums for Messrs. Alvarez, Colucci and Wells in the amount of $2,579, $1,010 and $3,733 respectively, paid in each case by us.

(3)	Mr. Hassler served as our chief operating officer and chief compliance officer from our initial public offering in July 2005 until March 26, 2008, when, in connection with an internal reorganization of the responsibilities of the Company’s executive officers, the board of directors appointed Mr. Wells as our chief compliance officer. Mr. Hassler was appointed to serve as our chief investment officer.

(4)	Mr. Wells served as chief investment officer from our initial public offering in July 2005 until March 26, 2008, when, in connection with an internal reorganization of the responsibilities of the Company’s executive officers, the board of directors appointed Mr. Hassler as our chief investment officer. Mr. Wells was appointed to serve as an executive vice president and the chief compliance officer of the Company.

Grants of Plan-Based Award Tables

The following table presents information regarding the stock options awarded to our named executive officers during the fiscal year ended December 31, 2007.

					All Other
					Option
					Awards;		Grant Date
					Number of		Fair Value of
		Estimated Future Payouts Under			Securities	Exercise or Base	Stock and
		Non-Equity Incentive Plan Awards			Underlying	Price of Option	Option
Name	Grant Date	Threshold	Target	Maximum	Options	Awards	Awards(2)

Richard P. Buckanavage	02/23/2007	—	—	—	50,031	$14.38	$49,531
William E. Alvarez, Jr.	02/23/2007	—	—	—	27,300	$14.38	$27,027
Timothy W. Hassler	02/23/2007	—	—	—	45,100	$14.38	$44,649
Matthew R. Colucci	02/23/2007	—	—	—	34,250	$14.38	$33,908
Clifford L. Wells	02/23/2007	—	—	—	15,500	$14.38	$15,345

(1)	The options granted vest equally, on a monthly basis, over three years from the date of grant. The exercise price of $14.38 represented the closing price of our common stock on the Nasdaq Global Select Market on February 23, 2007, the date of grant.

(2)	Represents the fair value of each stock option as of the date it was granted, computed in accordance with FAS 123(R). The Black-Scholes pricing option model used the following assumptions for the 2007 grants: annual dividend rate of 8.3%, risk-free interest rate of 4.7%, expected volatility of 20%, and the expected life of the options of 6.5 years.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the stock option awards outstanding as of December 31, 2007 for each of our named executive officers.

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option	Option
	Options		Options	Exercise	Expiration
Name	Exercisable		Unexercisable	Price	Date

Richard P. Buckanavage	335,437	(1)	167,719	$14.00	07/27/2015
	137,500	(2)	137,500	$10.97	06/26/2016
	13,898	(3)	36,134	$14.38	02/23/2017
William E. Alvarez, Jr.	31,307	(1)	15,654	$14.00	07/27/2015
	16,250	(2)	16,250	$10.97	06/26/2016
	7,583	(3)	19,717	$14.38	02/23/2017
Timothy W. Hassler	335,437	(1)	167,719	$14.00	07/27/2015
	137,500	(2)	137,500	$10.97	06/26/2016
	12,528	(3)	32,572	$14.38	02/23/2017
Matthew R. Colucci	134,175	(1)	67,087	$14.00	07/27/2015
	85,000	(2)	85,000	$10.97	06/26/2016
	9,514	(3)	24,736	$14.38	02/23/2017
Clifford L.Wells	31,307	(1)	15,654	$14.00	07/27/2015
	16,250	(2)	16,250	$10.97	06/26/2016
	4,306	(3)	11,194	$14.38	02/23/2017

(1)	Options awarded on July 28, 2005 vest over three years, with one-third of such options vesting on each of the first three anniversaries of the grant date. The exercise price of $14.00 was equivalent to the offering price of our common shares in our initial public offering on July 28, 2005.

(2)	Options awarded on June 26, 2006 vest equally, on a monthly basis, over three years from the date of grant. The exercise price of $10.97 represents the closing price of our common stock on the Nasdaq Global Select Market on June 26, 2006, the date of the grant.

(3)	Options awarded on February 23, 2007 vest equally, on a monthly basis, over three years from the date of grant. The exercise price of $14.38 represents the closing price of our common stock on the Nasdaq Global Select Market on February 23, 2007, the date of the grant.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2007.

Director Compensation

The following table sets forth compensation that we paid during the fiscal year ended December 31, 2007, to our directors. We do not separately compensate directors who are employees for their service as a director.

2007 Board Fees

The chairman of our board of directors and our independent directors received an annual fee of $28,000 and $18,000, respectively. The chairman of our board of directors and our independent directors also received

$3,500 in connection with attending each board meeting. In addition, each member of the audit committee, compensation committee, nominating and corporate governance committee and valuation committee, other than the chairman of such committee, received $1,500 in connection with attending each committee meeting. Each chairman of such committees received $2,500 in connection with attending each committee meeting. Also, any independent director requested to participate in a meeting of the executive committee received $2,500 in connection with participating in each such meeting.

2008 Board Fees

The fees we pay our independent directors will be the same as the fees we paid our directors in 2007 except that the chairman of our board of directors and our independent directors will receive $4,000 in connection with attending each board meeting in 2008 (as opposed to $3,500 which was the amount paid from the date of our initial public offering in 2005 through the end of 2007).

		Fees
		Earned or
		Paid	All Other
Name	Year	in Cash	Compensation	Total

Steven Drogin	2007	$55,500	—	$55,500
Mel P. Melsheimer	2007	$70,750	—	$70,750
Dennis C. O’Dowd	2007	$55,000	—	$55,000
Richard A. Sebastiao	2007	$59,750	—	$59,750

Certain Relationships and Related Transactions

Transactions with Related Persons

During 2007, the Company did not enter into any transactions with related persons that would be required to be disclosed under this caption pursuant to Item 404(a) of Regulation S-K.

Review, Approval or Ratification of Transactions with Related Parties

As required by the Nasdaq Global Select Market corporate governance listing standards, the audit committee of the Company’s board of directors is required to review and approve any transactions with related parties (as such term is defined in Item 404 of Regulation S-K). Such requirement is set forth in the audit committee’s charter.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based on the Company’s review of Forms 3, 4, and 5 filed by such persons, the Company believes that during 2007 all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

PROPOSAL 2.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee and the independent members of the board of directors have appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, subject to ratification by stockholders.

Grant Thornton LLP has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its subsidiary.

The Company expects that a representative of Grant Thornton LLP will be present at the Meeting and will have an opportunity to make a statement if he or she so chooses and will be available to respond to questions.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

Fees Paid to Grant Thornton LLP for 2007 and 2006

The following are aggregate fees billed to the Company by Grant Thornton LLP relating to services performed by Grant Thornton LLP during 2007 and 2006.

	Fiscal Year Ended
	December 31
	2007	2006

Audit Fees	$533,466	$596,075
Audit-Related Fees	—	—
Tax Fees	39,300	23,409
All Other Fees	—	—

TOTAL FEES:	$572,766	$619,484

Audit Fees.  Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and reviews of the interim consolidated financial statements and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings, including services rendered in connection with registration statements and comfort letters. During 2007 and 2006, such fees included services provided in connection with the Company’s secondary offerings. During 2007 and 2006, these services also included the required audit of the Company’s internal control over financial reporting.

Audit-Related Fees.  Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state, and local tax compliance.

All Other Fees.  All other fees would include fees for products and services other than the services reported above.

Report of the Audit Committee

As part of its oversight of the Company’s financial statements, the audit committee reviewed and discussed with both management and the Company’s independent registered public accounting firm all of the Company’s financial statements filed with the SEC for each quarter during 2007 and as of and for the year ended December 31, 2007. Management advised the audit committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and reviewed significant accounting issues with the audit committee. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In accordance with its charter, the audit committee’s policy is to expressly pre-approve all audit and permissible non-audit services provided by the Company’s registered independent public accounting firm before the registered independent public accounting firm is engaged by the Company to provide any such services. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of service. The audit committee limits the engagement by the Company of Grant Thornton LLP for non-audit services and tax services to those circumstances where the services are considered integral to the audit services that it provides, or in which there is another compelling rationale for using its services. During the year ended December 31, 2007, all services provided by Grant Thornton LLP were pre-approved by the audit committee in accordance with this policy.

The audit committee received and reviewed the written disclosures from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the firm its independence. The audit committee has reviewed the audit fees paid by the Company to the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with the rules restricting the independent registered public accounting firm from performing services that might impair its independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the financial statements as of and for the year ended December 31, 2007, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC. The audit committee also recommended the selection of Grant Thornton LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2008.

Audit Committee

Mel P. Melsheimer, Chairman
Richard A. Sebastiao, Member
Steven Drogin, Member

PROPOSAL 3.

APPROVAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF COMMON STOCK BELOW NET ASSET VALUE PER SHARE

We are a closed-end investment company that has elected to be regulated as a business development company (BDC) under the 1940 Act. The 1940 Act prohibits us from selling shares of our common stock at a price below the current net asset value, or NAV, per share of such stock, unless our stockholders approve such a sale and our Board of Directors make certain determinations.

Pursuant to this provision, we are seeking the approval of our common stockholders so that we may, in one or more public or private offerings of our common stock, sell or otherwise issue shares of our common stock at a price below our then current NAV, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on the earlier of the anniversary of the date of this Meeting and the date of our 2009 Annual Meeting of Stockholders, which is expected to be held in June 2009.

Reasons to Offer Common Stock below NAV.  We believe that market conditions will continue to provide attractive opportunities to deploy capital. Over the past several months, U.S. credit markets, including middle market lending, have experienced significant turbulence spurred in large part by the sub-prime residential mortgage crisis and concerns generally about the state of the U.S. economy. This has led to significant stock price volatility for capital providers such as the Company and has made access to capital more challenging for many firms, particularly those (like the Company) who have relied on secured lending facilities. However, the change in market conditions also has had beneficial effects for capital providers, including more reasonable pricing of risk and more appropriate contractual terms. Accordingly, for firms that continue to have access to capital, the current environment should provide investment opportunities on more favorable terms than have been available in recent periods. Our ability to take advantage of these opportunities is dependent upon our access to equity capital.

As a BDC and a regulated investment company (RIC) for tax purposes, we are dependent on our ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents us from using those earnings to support new investments. Further, BDCs must maintain a debt to equity ratio of no more than 1:1, which requires us to finance our investments with at least as much equity as debt in the aggregate. We maintain sources of liquidity through a portfolio of liquid assets and other means, but generally attempt to remain close to fully invested and do not hold substantial cash for the purpose of making new investments. Therefore, to continue to build our investment portfolio, and thereby support maintenance and growth of our dividends, we endeavor to maintain consistent access to capital through the public and private equity markets enabling us to take advantage of investment opportunities as they arise.

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. At times our shares of common stock have traded in excess of net asset value, and at times our shares of common stock have traded at a discount to the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount from net asset value or at premiums that are unsustainable over the long term are separate and distinct from the risk that our net asset value will decrease. The following table lists the high and low closing sales prices for our common stock, and the closing sales price as a percentage of NAV. On March 25, 2008, the last reported closing sale price of our common stock was $11.07 per share.

				Premium/Discount	Premium/Discount
		Closing Sales		of High	of Low
		Price		Sales Price	Sales Price
	NAV(1)	High	Low	to NAV(2)	to NAV(2)

Year ended December 31, 2005
Third Quarter	$10.50	$14.33	$13.72	136%	131%
Fourth Quarter	$10.48	$13.07	$12.07	129%	103%
Year ended December 31, 2006
First Quarter	$10.44	$13.07	$12.07	125%	116%
Second Quarter	$10.46	$12.85	$10.66	123%	102%
Third Quarter	$10.38	$13.35	$10.54	129%	102%
Fourth Quarter	$10.12	$14.90	$13.32	144%	128%
Year ended December 31, 2007
First Quarter	$10.75	$14.57	$13.15	136%	122%
Second Quarter	$10.76	$15.65	$14.04	145%	130%
Third Quarter	$10.67	$15.24	$12.13	143%	114%
Fourth Quarter	$10.73	$13.35	$10.09	125%	94%
Fiscal Year 2008
First quarter (through March 25, 2008)	$10.73	$11.61	$9.57	108%	89%

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low closing sales price divided by NAV.

Over the last two quarters, the share price of our common stock has frequently traded below NAV. The unprecedented nature of the current credit market dislocation and uncertainty surrounding the U.S. economy has led to significant stock market volatility, particularly with respect to the stock of financial services companies. During times of increased price volatility, our common stock may continue to trade below its NAV, which is not uncommon for business development companies like ours. As noted above, however, the current market dislocation has created, and we believe will continue to create, favorable opportunities to invest, including opportunities that, all else being equal, may increase NAV over the longer-term, even if financed with the issuance of common stock below NAV. Stockholder approval of the proposal to sell shares below NAV subject to the conditions detailed below will provide us with the flexibility to invest in such opportunities.

Our board of directors believes that giving us the flexibility to issue common stock below NAV in certain instances is in the best interests of stockholders. If we were unable to access the capital markets as attractive investment opportunities arise, our ability to grow over time and continue to pay steady or increasing dividends to stockholders could be adversely affected. It could also have the effect of forcing us to sell assets that we would not otherwise sell, and such sales could occur at times that are disadvantageous to sell.

Conditions to Sales Below NAV.  If stockholders approve this proposal, we will only sell shares of our common stock at a price below NAV per share if the following conditions are met:

•	a majority of our independent directors who have no financial interest in the sale have approved the sale; and

•	a majority of such directors, who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount.

Key Stockholder Considerations.  Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of our common stock at less than NAV per share on the NAV per outstanding share of common stock. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV per share as a result of the issuance of shares at a price below the NAV per share and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. Our board of directors will consider the potential dilutive effect of the issuance of shares at a price below the NAV per share when considering whether to authorize any such issuance.

The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if our current stockholders do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted.

Example of Dilutive Effect of the Issuance of Shares Below NAV.  Company XYZ has 1,000,000 total shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The NAV per share of the common stock of Company XYZ is $10.00. The following table illustrates the reduction to NAV and the dilution experienced by Shareholder A following the sale of 40,000 shares of the common stock of Company XYZ at $9.50 per share, a price below its NAV per share.

	Prior to Sale	Following Sale		Percentage
	Below NAV	Below NAV		Change

Reduction to NAV
Total Shares Outstanding	1,000,000	1,040,000		4.0%
NAV per share	$10.00	$9.98		(0.2)%
Dilution to Existing Shareholder
Shares Held by Shareholder A	10,000	10,000	(1)	0.0%
Percentage Held by Shareholder A	1.00%	0.96%		(3.8)%
Total Interest of Shareholder A	$100,000	$99,808		(0.2)%

(1)	Assumes that Shareholder A does not purchase additional shares in equity offering of shares below NAV.

Required Vote.  Approval of this proposal requires the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Meeting that are not held by affiliated persons of the Company, which includes directors, officers, employees, and 5% stockholders. For purposes of this proposal, the 1940 Act defines a majority of the outstanding shares as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is the less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK DURING THE NEXT YEAR AT A PRICE BELOW THE COMPANY’S THEN CURRENT NAV PER SHARE.

PROPOSAL 4.

APPROVAL TO ISSUE SHARES OF THE COMPANY’S RESTRICTED STOCK UNDER THE COMPANY’S EMPLOYEE RESTRICTED STOCK PLAN

Our board of directors and our management believe that, because the market for experienced executive officers and employees in the business development company, private equity and specialty financial sectors is highly competitive, our successful performance depends on our ability to offer fair compensation packages to our executive officers and employees that are competitive with those offered by other business development companies, private equity firms and specialty finance companies. The highly specialized nature of our business, the competitiveness of our market and the skills and importance of our executive officers and employees make retention even more critical. We believe that the ability to offer equity-based compensation to our executive officers and employees, which both aligns their behavior with stockholder interests and provides a retention tool, is vital to our future growth and success.

We believe that the ability to issue restricted stock would enable us to offer our executive officers and employees compensation packages that are more competitive with those offered by our competitors and other investment management businesses. This will enhance our ability to hire and retain key senior management and other key personnel. Ultimately, our ability to (1) identify investment opportunities in the marketplace, (2) make successful investments in and loans to our portfolio companies, and (3) provide managerial assistance to our portfolio companies, is highly dependent upon the abilities, performance records and reputations of our personnel.

The board recommends approval of Proposal 4 to provide for the periodic issuance of shares of restricted stock to our employees under our Employee Restricted Stock Plan (the “Plan”). A copy of the Plan is attached as Appendix A to this Proxy Statement.

Use of Restricted Stock

We believe that the particular characteristics of our business, our dependence on key personnel to conduct our business effectively and the highly competitive environment in which we operate require the use of equity-based compensation for our personnel. Retention and recruitment of highly qualified investment professionals and managers is vital to the future success and growth of our business and is in the best interests of our stockholders. Appropriate compensation plans that support our objectives and align the interests of stockholders and employees are essential to long-term success in the finance business in general and critical to our business in particular. Most leading asset management, private equity and commercial finance firms in the United States provide equity-based compensation in one form or another.

We believe that the most appropriate form of equity-based compensation that we can offer is restricted stock. Relative to other forms of equity-based compensation, such as stock options, restricted stock will allow us to align the interests of our executive officers and employees with our business plan, stockholder interests and employee interests and to match the expectations for the business more closely with our equity-based compensation plan. We thus believe that restricted stock has a clear and meaningful benefit to our stockholders and our business prospects.

Developing Alignment in Business Plan, Stockholder Interests, and Employee Interests

Alignment of a company’s business plan, stockholders’ interests and employee interests is an essential component of long-term business success. Our investment objective is to generate current income from our debt investments and capital appreciation from our equity-related investments. In addition, as a business development company that has elected to be treated as a regulated investment company under the Internal Revenue Code, we are required to (i) distribute, with respect to each taxable year, at least 90% of our investment company taxable income in order to deduct any amounts (including net capital gains) distributed (or deemed distributed) to stockholders and (ii) distribute, with respect to each calendar year, (actually or on a deemed basis) at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We will incur corporate-level tax on any taxable income or gains earned or realized in a taxable year and not distributed with respect to such year. As a result, because we intend to distribute substantially all of our income to our stockholders in connection with our election to be treated as a regulated investment company, we expect the shares of our common stock will tend to appreciate modestly over time since earnings are distributed currently and not accumulated. Thus, the primary return for our stockholders ordinarily is in the form of current income, to the extent earned, through the payment of dividends rather than capital appreciation through a rising stock price. This recurring distribution requires a methodical asset acquisition approach and active monitoring and management of our investment portfolio over time. A meaningful part of our employee base is dedicated to the maintenance of asset values and expansion of this recurring revenue to support and grow dividends.

The implications of our business model for the analysis of using restricted stock versus using other forms of equity-based compensation, such as stock options, are relatively clear. Restricted stock has value upon grant while the value of stock options is dependent on stock price increases over the strike price. Holders of restricted stock, over time, become owners of the stock with a vested interest in value maintenance and, importantly in our case, the income stream from the payment of dividends. These interests are completely aligned with those of our stockholders. Stock option holders, on the other hand, only benefit if the stock price increases and do not benefit from dividends.

Summary of the Employee Restricted Stock Plan

The following is a summary of certain material provisions of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan. Stockholders are urged to read the actual text of the Plan in its entirety. The full text of the Plan is set forth in Appendix A to this Proxy Statement.

Effective Date.  If adopted by stockholders, the Plan will be effective immediately upon such approval by the stockholders.

Shares Available for Awards.  Under the Plan, up to 2,065,045 shares of our common stock are authorized for issuance. Any shares that were granted pursuant to an award of restricted stock under the Plan but that are forfeited pursuant to the terms of the Plan or an award agreement will again be available for grant under the Plan.

Eligibility.  The board of directors shall determine and designate from time to time those employees of the Company and those employees of the Company’s wholly-owned subsidiaries who shall be eligible to participate in the Plan (the “Participants”). The board of directors shall also determine the number of shares to be offered to the Participants, upon recommendation from the compensation committee.

General Terms of Awards.  Each agreement governing an award of restricted stock shall state the number of shares subject to the award, the terms and conditions pursuant to which the Participant shall acquire a non-forfeitable right to the shares awarded through the lapsing of forfeiture provisions and the timing of the lapsing of forfeiture provisions, as determined or provided for by the board of directors. The board of directors will determine the time or times at which such shares of restricted stock will become vested and the terms on which such shares will vest. Such grants of restricted stock shall not be transferable other than by will or by the laws of descent and distribution.

Limitations on Awards of Restricted Stock.  There are limits on the number of shares of restricted stock that can be issued under the Plan. The Plan limits the number of shares of restricted stock that may be outstanding under all of the Company’s equity compensation plans to a number not to exceed 10% of the number of the Company’s common shares authorized and outstanding at any time. The Plan further specifies that no Participant shall be granted awards of restricted stock relating to more than 25% of the shares available for issuance under the Plan and no Participant may be granted awards under the Plan related to more than 300,000 shares of restricted stock in any fiscal year. Further, the amount of voting securities that would result from the exercise of all of our outstanding warrants, options and rights, together with any restricted stock issued pursuant to the Plan and any other compensation plans of the Company, at the time of issuance shall not exceed 25% of our outstanding voting securities. If, however, the amount of voting securities that would result from such exercise of all of our outstanding warrants, options and rights issued to our directors, officers and employees, together with any restricted stock issued pursuant to the Plan, would exceed 15% of our outstanding voting securities, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options and rights, together with any restricted stock issued pursuant to the Plan, at the time of issuance shall not exceed 20% of our outstanding voting securities.

Amendment and Termination.  The board of directors may modify, revise or terminate the Plan at any time and from time to time, subject to applicable stockholder approval or other requirements as may be contained in (i) the Company’s certificate of incorporation or bylaws and (ii) applicable law. This Plan shall terminate when all shares reserved for issuance have been issued and the forfeiture restrictions on all restricted stock awards have lapsed, or by action of the board of directors, whichever shall first occur. All awards under the Plan shall be made within 10 years of the date the Plan was adopted.

Administration.  Our board of directors administers the Plan and has the authority to determine who will receive awards under the Plan and the terms of such awards. Awards under the Plan will be granted to our executive officers and other employees as determined by our board of directors at the time of each issuance.

U.S. Federal Income Tax Consequences

No taxable income is recognized by a recipient of a restricted stock award upon the grant of such award. However, a recipient of a restricted stock award under the Plan will incur taxable income based on the fair market value of the Company’s common stock when the forfeiture provisions on his or her award, or any portion thereof, lapse. Such taxable income will generally be recognized as ordinary income.

The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year he or she receives the restricted stock award the fair market value of the award on the date of issuance. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the forfeiture provisions lapse.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to their chief executive officer or any of their four other most highly compensated executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be “performance-based.” Compensation deemed paid by the Company in connection with the issuance or vesting of restricted stock awards to certain executive officers of the Company under the Plan may not qualify as performance-based compensation for purposes of Section 162(m) and, therefore, may not be deductible by the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE EMPLOYEE RESTRICTED STOCK PLAN PROPOSAL.

PROPOSAL 5.

APPROVAL TO ISSUE WARRANTS, OPTIONS OR RIGHTS TO SUBSCRIBE TO, CONVERT TO, OR PURCHASE THE COMPANY’S COMMON STOCK IN ONE OR MORE OFFERINGS

The Company’s board of directors believes it would be in the best interests of the Company to have the ability to issue warrants, options or rights to subscribe to, convert to, or purchase shares of the Company’s common stock, which may include convertible preferred stock and convertible debentures, under appropriate circumstances in connection with the capital raising and financing activities of the Company. Sections 18(d) and 61(a) of the 1940 Act restrict the ability of a BDC such as the Company to issue warrants, options or rights to subscribe or to convert to voting securities of the Company. If warrants, options or rights are to be issued, the proposal must be approved by the stockholders of the BDC. Thus, the Company’s board of directors has approved and recommends to the stockholders for their approval a proposal to issue warrants, options or rights to subscribe to, convert to or purchase shares of the Company’s common stock, which warrants, options or rights may or may not be accompanied by other securities of the Company.

Background and Reasons

The Company’s management and the board of directors have determined that it would be advantageous to the Company to have the ability to issue warrants, options or rights to subscribe to, convert to or purchase common stock, which may include convertible preferred stock and convertible debentures, in connection with the financing and capital raising activities of the Company. In this regard, the debt and equity capital markets in the United States have been severely impacted by significant write-offs in the financial services sector relating to sub-prime mortgages and the repricing of credit risk in the broadly syndicated loan market, among other things. These events, along with the deterioration of the housing market, have led to worsening general economic conditions, which have impacted the broader capital and credit markets and have reduced the availability of debt and equity capital for the market as a whole and financial firms in particular. In the past, we were able to access the capital and credit markets to finance our investment activities. However, due to the current turmoil in the debt markets and uncertainty in the equity capital markets, we are concerned that debt or equity capital may not be available to us on favorable terms, or at all. As a result, our ability to issue warrants, options or rights to subscribe to, convert to, or purchase shares of the Company’s common stock, which may include convertible preferred stock and convertible debentures, may be an effective way for us to raise capital in the current environment.

The Company has no immediate plans to issue any such warrants, options or rights. However, in order to provide flexibility for future issuances, which typically must be undertaken quickly, the board of directors has approved and is seeking stockholder approval of this proposal to issue warrants, options or rights to subscribe to, convert to or purchase shares of common stock either accompanied by or not accompanied by other securities of the Company. The final terms of any warrants, options or rights (subject to the requirements noted in Section 61 of the 1940 Act), including exercise/conversion price, term and exercise/conversion requirements would be determined by the board of directors at the time of issuance. Also, the nature and amount of consideration that would be received by the Company at the time of issuance and the use of any such consideration will be considered and approved by the board of directors at the time of issuance.

Conditions to Issuance

Each issuance of warrants, options or rights to subscribe to, convert to or purchase shares of common stock will comply with Section 61(a) of the 1940 Act. Specifically, (i) the exercise or conversion feature of the warrants, options or rights must expire within 10 years of issuance, (ii) the exercise or conversion price for the warrants, options or rights must not be less than the current market value of the common stock at the date of the issuance of the warrants, options or rights and (iii) the individual issuances of warrants, options or rights must be approved by a majority of our directors who are not “interested persons” of the Company as defined in the 1940 Act on the basis that such issuance is in our and our stockholders’ best interests. In addition, if such securities are accompanied by other securities when issued, the securities cannot be separately transferable unless no class of such securities and the other securities that accompany them has been publicly distributed.

In addition, Section 61(a) of the 1940 Act limits the number of warrants, options or rights to subscribe to, convert to, or purchase the Company’s common stock that can be issued pursuant to this proposal. Specifically, the amount of voting securities that would result from the exercise or conversion of all of the Company’s warrants, options or rights to subscribe to, convert to, or purchase the Company’s common stock, together with any restricted stock issued pursuant to the Plan (as described in Proposal 4 — “Approval to Issue Shares of the Company’s Restricted Stock under the Company’s Employee Restricted Stock Plan”), at the time of issuance shall not exceed 25% of the Company’s outstanding voting securities. However, if the amount of voting securities that would result from the exercise or conversion of all of the Company’s outstanding warrants, options or rights to subscribe to, convert to, or purchase the Company’s common stock issued to the Company’s directors, officers and employees pursuant to any compensation plan of the Company, together with any restricted stock issued pursuant to the Plan, would exceed 15% of the Company’s outstanding voting securities, then the total amount of voting securities that would result from the exercise or conversion of all warrants, options or rights to subscribe to, convert to, or purchase the Company’s common stock (including pursuant to any compensation plan of the Company), together with any restricted stock issued pursuant to the Plan, at the time of issuance cannot exceed 20% of the Company’s outstanding voting securities.

Key Stockholder Considerations

If warrants, options or rights to subscribe to, convert to or purchase shares of common stock are issued, and if they are subsequently exercised/converted, it would increase the number of outstanding shares of our common stock. Any such exercise would be dilutive on the voting power of existing stockholders, could be dilutive with regard to dividends and our NAV, and other economic aspects of the common stock. Because the number of shares of common stock that could be so issued and the timing of any issuance is not currently known, the actual dilutive effect cannot be predicted.

If this proposal is approved, no further authorization from stockholders will be solicited by the Company prior to the issuance of any warrants, options or rights to subscribe to, convert to or purchase shares of common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

OTHER BUSINESS

The board of directors knows of no other business to be presented for action at the Meeting. If any matters do come before the Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s Proxy Statement or presentation at the Meeting unless certain securities law requirements are met.

2009 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder proposals submitted pursuant to the SEC’s Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2009 annual meeting of stockholders must be received by the Company on or before January      , 2009. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Patriot Capital Funding, Inc., 274 Riverside Avenue, Westport, CT 06880, Attention: Secretary.

Stockholder proposals or director nominations to be presented at the 2008 annual meeting of stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days in advance of the one year anniversary of the previous year’s annual meeting of stockholders. For the Company’s 2009 annual meeting of stockholders, the Company must receive such proposals and nominations no later than March      , 2009. If the date of the annual meeting has been changed by more than thirty (30) calendar days prior to or delayed by more than sixty (60) days after such anniversary date, stockholder proposals or director nominations must be so received not later than the close of business ninety (90) days prior to the 2009 annual meeting of stockholders or the tenth day following the day on which such notice of the date of the 2009 annual meeting of stockholders was mailed or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company’s restated bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

APPENDIX A

EMPLOYEE RESTRICTED STOCK PLAN

1.	PURPOSE OF THE PLAN

The purpose of this Restricted Stock Plan (this “Plan”) is to advance the interests of Patriot Capital Funding, Inc. (the “Company”) and its wholly-owned subsidiaries by providing to employees of the Company and employees of its wholly-owned subsidiaries additional incentives, to the extent permitted by law, to exert their best efforts on behalf of the Company, to increase their proprietary interest in the success of the Company, to reward outstanding performance and to provide a means to attract and retain persons of outstanding ability to the service of the Company. It is recognized that the Company’s efforts to attract or retain these individuals will be facilitated with this additional form of compensation.

2.	ADMINISTRATION

This Plan shall be administered by the Company’s Board of Directors (“Board”). In its administration of the Plan, the Board shall receive recommendations from the Compensation Committee (the “Committee”) of the Board, which is comprised solely of directors who are not interested persons of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “Act”). The Board shall interpret this Plan and, to the extent and in the manner contemplated herein, shall exercise the discretion reserved to it hereunder. The Board may prescribe, amend and rescind rules and regulations relating to this Plan and make all other determinations necessary for its administration. The decision of the Board on any interpretation of this Plan or administration hereof, if in compliance with the provisions of the Act and regulations promulgated thereunder, shall be final and binding with respect to the Company. Each issuance of restricted stock to employees of the Company and employees of its wholly-owned subsidiaries will be approved by the required majority, as defined in Section 57(o) of the 1940 Act, of the Board on the basis that such issuance is in the best interests of the Company and its shareholders.

3.	SHARES SUBJECT TO THE PLAN

The shares subject to this Plan shall be shares of the Company’s common stock, par value $0.01 per share (“Shares”). Subject to the provisions hereof concerning adjustment, the total number of shares that may be awarded as restricted shares under this Plan shall not exceed 2,065,045 Shares. Any Shares that were granted pursuant to an award of restricted stock under this Plan but that are forfeited pursuant to the terms of the Plan or an award agreement shall again be available under this Plan. Shares may be made available from authorized, un-issued or reacquired stock or partly from each.

4.	PARTICIPANTS

(A) Employees.  The Board shall determine and designate from time to time those employees of the Company and those employees of its wholly-owned subsidiaries who shall be eligible to participate in this Plan (the “Participants”). The Board, upon the recommendation of the Committee, shall also determine the number of Shares to be offered from time to time to the Participants. The Committee, in making these recommendations, and the Board, in making these determinations, may take into account, among other things, the past service of such Participants on behalf of the Company and its wholly-owned subsidiaries, the present and potential contributions of such Participants to the success of the Company and its wholly-owned subsidiaries and such other factors as the Committee or the Board from time to time shall deem relevant in connection with accomplishing the purposes of this Plan.

(B) Award Agreements.  All Shares of restricted stock granted to Participants under the Plan will be governed by an agreement. The agreement documenting the award of any restricted stock granted pursuant to this Plan shall contain such terms and conditions as the Board from time to time shall deem advisable, including but not limited to the lapsing of forfeiture restrictions, only in such installments as the Board may determine or otherwise prescribe. Agreements governing awards made to different Participants or at different times need not contain similar provisions. In the case of any discrepancy between the terms of the Plan and the terms of any award agreement, the Plan provisions shall control.

5.	RESTRICTED STOCK

Each agreement governing an award of restricted stock shall state the number of Shares subject to the award, the terms and conditions pursuant to which such Participant shall acquire a non-forfeitable right to the Shares awarded as restricted stock through the lapsing of forfeiture provisions and the timing of the lapsing of forfeiture provisions, all as from time to time determined or otherwise prescribed by the Board. Shares awarded as restricted stock to some or all of the Participants, as determined from time to time by the Board, upon the recommendation of the Committee, may be subject to forfeiture provisions relating to continued employment during stated periods of time and/or may include for key employees and other Participants forfeiture provisions relating to the achievement of one or more objective performance goals based upon attainment of specified levels of any one or more of the following business criteria: dividend coverage, operating income, growth in operating income, capital gains, asset quality, levels of non-accrual or other challenged investments, and/or investment charge-offs, and/or may also include any one or more of the following additional business criteria: asset growth, revenue, revenue growth, operating efficiency, division, group or corporate financial goals, total shareholder return, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company, and/or comparisons with various stock market indices. The Board shall have the power to impose such other conditions or restrictions on awards subject to this Section as it may deem necessary or appropriate to ensure that such awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

6.	LIMITATIONS ON RESTRICTED STOCK AWARDS

Grants of restricted stock awards shall be subject to the following limitations:

(A) No one Participant shall be granted awards of restricted stock relating to more than 25% of the Shares available for issuance under this Plan.

(B) In any fiscal year, no Participant may be granted awards under this Plan related to more than 300,000 Shares.

(C) The total number of shares that may be outstanding as restricted shares under all of the Company’s compensation plans shall not exceed ten (10) percent of the total number of Shares authorized and outstanding at any time.

(D) The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company, at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, provided, however, that if the amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights issued to the Company’s directors, officers, and employees, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company, would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with any restricted stock issued pursuant to this Plan, at the time of issuance shall not exceed 20% of the outstanding voting securities.

7.	TRANSFERABILITY OF RESTRICTED STOCK

While subject to forfeiture provisions, Shares of restricted stock granted under this Plan shall not be transferable other than to the spouse or lineal descendants (including adopted children) of the Participant, any trust for the benefit of the Participant or the benefit of the spouse or lineal descendants (including adopted children) of the Participant, or the guardian or conservator of the Participant (“Permitted Transferees”).

8.	TERMINATION OF RESTRICTED STOCK AWARDS

A Participant’s rights to Shares awarded as restricted stock under this Plan shall, under all circumstances, be set forth in the agreement governing the award of such Shares of restricted stock.

9.	EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

Subject to any required action by the shareholders of the Company and the provisions of applicable corporate law, the number of Shares that has been authorized or reserved for issuance, grant or award under this Plan and the number of Shares covered by any applicable vesting or forfeiture schedule hereunder, shall be proportionately adjusted for (a) a division, combination or reclassification of any of the Shares or (b) a dividend payable in Shares.

10.	MISCELLANEOUS PROVISIONS

(A) The Board will review periodically the potential impact that issuances of awards under this Plan could have on the Company’s earnings and net asset value per Share, such review to take place prior to any decisions to grant awards under this Plan, but in no event less frequently than annually.

(B) The Board is authorized to take appropriate steps to ensure that neither the grant of nor the lapsing of the forfeiture restrictions on awards under this Plan would have an effect contrary to the interests of the Company’s stockholders. This authority includes the authority to prevent or limit the granting of additional awards under this Plan.

(C) The granting of any award under the Plan shall not impose upon the Company any obligation to employ or continue to employ any Participant, and the right of the Company and its subsidiaries to terminate the employment of any Participant or other employee shall not be diminished or affected by reason of the fact that an award has been made under the Plan to such Participant.

(D) All awards under this Plan shall be made within ten years from the earlier of the date of adoption of this Plan (or any amendment thereto requiring shareholder approval pursuant to the Code) or the date this Plan (or any amendment thereto requiring shareholder approval pursuant to the Code) is approved by the stockholders of the Company.

(E) A leave of absence granted to an employee does not constitute an interruption in continuous employment for purposes of this Plan as long as the leave of absence does not extend beyond 12 complete calendar months.

(F) Any notices given in writing shall be deemed given if delivered in person or by certified mail; if given to the Company addressed to its Corporate Secretary at Patriot Capital Funding, Inc., 274 Riverside Avenue, Westport, CT 06880.

(G) This Plan and all actions taken by those acting under this Plan shall be governed by the substantive laws of Delaware without regard to any rules regarding conflict-of-law or choice-of-law.

(H) All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Company.

11.	AMENDMENT AND TERMINATION

The Board may modify, revise or terminate this Plan at any time and from time to time, subject to applicable stockholder approval or other requirements as may be contained in (a) the Company’s articles of incorporation or by-laws and (b) applicable law and orders. The Board shall seek stockholder approval of any action modifying a provision of the Plan where it is determined that such stockholder approval is appropriate under the provisions of (a) applicable law or orders, or (b) the Company’s articles of incorporation or by-laws. This Plan shall terminate when all Shares reserved for issuance hereunder have been issued and the forfeiture restrictions on all restricted stock awards have lapsed, or by action of the Board pursuant to this paragraph, whichever shall first occur.

12.	EFFECTIVE DATE OF THE PLAN

The Plan shall become effective upon the later to occur of (1) adoption by the Board, and (2) approval of this Plan by the shareholders of the Company; provided, however, the Plan shall not be effective with respect to an award of restricted stock unless the Company has received an order of the Securities and Exchange Commission that permits such award.

PATRIOT CAPITAL FUNDING, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Richard P. Buckanavage, William E. Alvarez, Jr. and Timothy W. Hassler, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of Patriot Capital Funding, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the offices of Edwards Angell Palmer & Dodge LLP, Three Tresser Boulevard, Stamford, Connecticut 06901, on June 24, 2008 at 10:00 A.M., Eastern Daylight Time, and at all adjournments thereof, as indicated on this proxy.

1.	FOR ☐	AGAINST ☐	ABSTAIN ☐		FOR ☐	AGAINST ☐	ABSTAIN ☐
To elect:

Richard P. Buckanavage	Timothy W. Hassler
to serve as a director (except as marked to the contrary) for the Company for a three-year term expiring in 2011 or until his successor is elected and qualified.

2.	FOR ☐	AGAINST ☐	ABSTAIN ☐
To ratify the selection of Grant Thornton LLP as the Company’s registered independent public accounting firm.

3.	FOR ☐	AGAINST ☐	ABSTAIN ☐
To approve a proposal to authorize the Company to sell shares of common stock below the net asset value per share.

4.	FOR ☐	AGAINST ☐	ABSTAIN ☐
To approve the issuance of shares of restricted stock under the Company’s Employee Restricted Stock Plan.

5.	FOR ☐	AGAINST ☐	ABSTAIN ☐
     To approve a proposal to authorize the Company to issue securities to subscribe to, convert to, or purchase shares of the Company’s common stock in one or more offerings.
     If any other business is presented at the Meeting, this proxy will be voted by the proxies in their best judgment, including a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies.
THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS LISTED.
     Please mark, sign and return this proxy in the enclosed envelope. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement.

Dated

Signature

Please sign your name(s) exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.